Exhibit 5
[Hogan & Hartson LLP Letterhead]
May 8, 2009
Board of Directors
Independent Bank Corp.
288 Union Street
Rockland, MA 02370
Ladies and Gentlemen:
     We are acting as counsel to Independent Bank Corp., a Massachusetts corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 210,286 shares of common stock, par value $0.01 per share, all of which shares of the Company (the “Shares”) may be issued by the Company pursuant to the Benjamin Franklin Bancorp, Inc. 2006 Stock Incentive Plan (the “Plan”). In connection with the acquisition of Benjamin Franklin Bancorp, Inc. by the Company on April 10, 2009, the Plan automatically terminated and holders of awards under the Plan had the opportunity to elect to have their awards converted to options to purchase shares of the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Massachusetts Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Massachusetts Business Corporation Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Massachusetts Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the filing of the Registration Statement with the Securities and Exchange Commission, (ii) issuance of the Shares pursuant to the terms of the Plan and (iii) receipt by the Company of the consideration for the Shares specified in the Plan, the Shares will be validly issued, fully paid, and nonassessable.
     This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,
/s/ HOGAN & HARTSON LLP
HOGAN & HARTSON LLP